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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 20, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Reports to Shareholders of Columbia Mid Cap Growth Fund, Variable Series, Columbia Marsico International Opportunities Fund, Variable Series, Columbia Marsico 21st Century Fund, Variable Series, Columbia Marsico Focused Equities Fund, Variable Series, Columbia Marsico Growth Fund, Variable Series, and Columbia High Yield Fund, Variable Series which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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Boston, Massachusetts
April 25, 2007